Exhibit 99.1

Contact:	Deborah Hileman

Vice President, Communications/Investor Relations

(888) 213-5667

Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES FIRST QUARTER

EARNINGS PER SHARE OF $0.17

Highlights:

•	Net revenue was $469.1 million for the first quarter ended March 31, 2006, an increase of 9.2% compared to the same period last year;
•	EBITDA was $38.9 million for the first quarter, an increase of 10.1% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January 2005); and
•	Diluted earnings per share were $0.17 for the first quarter ($0.18 per diluted share excluding stock option expense).

Greenwood Village, Colorado (May 9, 2006) – Emergency Medical Services Corporation (NYSE: EMS) (“EMSC” or the “Company”) today announced results for the first quarter ended March 31, 2006.

“We are pleased with the Company’s overall performance during the first quarter of 2006. We continue to demonstrate year over year contract growth while at the same time entering new markets. We are exceptionally pleased with EmCare’s performance and growth. Notwithstanding a challenging quarter at AMR, we remain confident in its performance and growth opportunities,” said William A. Sanger, Chairman and Chief Executive Officer.

Results of Operations for the First Quarter 2006

For the first quarter ended March 31, 2006, EMSC generated net revenue of $469.1 million, an increase of 9.2% compared to the same period last year. For the first quarter ended March 31, 2006, EMSC generated EBITDA of $38.9 million, an increase of 10.1% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January 2005). A reconciliation of EBITDA to income (loss) from operations and net income is included in this press release.

EMSC generated net income of $7.3 million, or $0.17 per diluted share, on 42.4 million average weighted shares outstanding ($0.18 per diluted share excluding stock option expense), for the first quarter of 2006, compared to a net loss of $1.5 million for the same period last year. The variance is primarily due to improvement in operating results, and the net impact of certain costs related to the acquisition from Laidlaw International, Inc. (“Laidlaw”), effective January 31, 2005.

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EmCare Holdings Inc. (“EmCare”) generated net revenue of $173.8 million, an increase of 15.4% compared to the same period last year. EmCare generated EBITDA of $15.7 million, an increase of 83.6% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January 2005). The increase in EBITDA resulted primarily from revenue increases in existing contracts, new contract wins, and terminating underperforming agreements.

American Medical Response, Inc. (“AMR”) generated net revenue of $295.3 million, an increase of 5.9% compared to the same period last year. AMR generated EBITDA of $23.2 million, a decrease of 13.4% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January 2005). Results were affected by lower than expected transport volume due to a mild winter flu season, increased fuel costs, and market-specific staffing shortages.

Operating cash flows for the quarter were $36.8 million, compared to $42.0 million for the same three month period last year. Operating cash flows were affected by changes in accounts receivable, timing differences in payroll and interest payments. Changes in net working capital contributed $8.6 million in the quarter. This included a $20.0 million decrease in accounts receivable compared to an increase of $4.6 million for the same period in 2005, offset by a reduction in accrued liabilities due to timing differences in our payroll-related disbursements of $17.1 million. Operating cash flows for the same period last year did not include a semi-annual interest payment of $12.5 million on our senior secured notes.

Net cash used in investing activities was $19.3 million for the three months ended March 31, 2006, compared to $840.3 million for the same period in 2005. The $821.0 million decrease is attributable principally to our net cash outflows of $828.8 million to purchase AMR and EmCare from Laidlaw in February 2005. Net cash used in investing activities during the first quarter ended March 31, 2006, relates primarily to capital expenditures for the purchase of new vehicles, medical equipment and technology-related assets, and the change in investments to fund insurance-related obligations.

For the three months ended March 31, 2006, net cash provided by financing activities was $3.3 million compared to net cash provided by financing activities of $818.8 million for the three months ended March 31, 2005. Net cash provided for the same period in 2005 relates primarily to financing obtained in our acquisition of AMR and EmCare.

Conference Call

EMSC management will host a conference call and live webcast on May 9, 2006, at 11:00 a.m. EDT, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Under the recognized brands of EmCare and American Medical Response, Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to 338 hospitals nationwide. American Medical Response is America’s leading provider of

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ambulance services with local operations in 35 states. For more information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Comparability of Historical Financial Data

The comparability of our financial information has been affected by a number of significant events and transactions. In February 2005, AMR and EmCare were acquired by Emergency Medical Services L.P. (“EMS LP”). For the month ended January 31, 2005, prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” In addition, EMSC completed an IPO and used net proceeds from this offering to pay down a portion of a senior secured credit facility entered into as part of the acquisition. Generally the results of operations of our segments are comparable from period to period except for certain capital costs, such as interest and amortization, and Laidlaw acquisition-related compensation charges.

We have also included as supplemental information our unaudited pro forma statements of operations and cash flows for the twelve month period ended December 31, 2005, by quarter. These pro forma statements present the combination of the Predecessor one month ended January 31, 2005, with the financial information of EMSC subsequent to the acquisition (“Successor”).

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Non-GAAP Financial Measures Reconciliation

This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this press release. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Condensed Statements of Operations and Other Information

Including a Reconciliation of EBITDA to Net Income

(in thousands, except shares, per share data and other information)

	Consolidated three months ended March 31, 2006	Consolidated two months ended March 31, 2005	Predecessor combined one month ended January 31, 2005	Pro forma three months ended March 31, 2005[1]
Net revenue	$469,124	$286,389	$143,069	$429,458

Compensation and benefits	326,047	195,690	103,191	298,881
Operating expenses	66,454	39,170	18,469	57,639
Insurance expense	22,907	16,907	7,768	24,675
Selling, general and administrative expenses	14,839	8,679	4,283	12,962
Laidlaw compensation charges	–	–	14,440	14,440

EBITDA	$38,877	$25,943	$(5,082)	$20,861

Reconciliation of EBITDA to net income (loss)
EBITDA	$38,877	$25,943	$(5,082)	$20,861
Depreciation and amortization expense	(15,844)	(8,896)	(3,894)	(12,790)

Income (loss) from operations	23,033	17,047	(8,976)	8,071
Interest expense	(11,292)	(9,824)	(1,169)	(10,993)
Realized (loss) gain on investments	(219)	(39)	13	(26)
Interest and other income (expense)	352	13	(4)	9
Income tax (expense) benefit	(4,628)	(2,662)	4,060	1,398
Equity in earnings of unconsolidated subsidiary	15	–	–	–

Net income (loss)	$7,261	$4,535	$(6,076)	$(1,541)

Basic net income per common share	$0.17	$0.14	N/A	N/A
Diluted net income per common share	$0.17	$0.14	N/A	N/A
Average common shares outstanding, basic	41,497,230	33,020,229	N/A	N/A
Average common shares outstanding, diluted	42,397,898	33,166,789	N/A	N/A

Other Information
EmCare patient visits	1,547,326	974,822	464,500	1,439,322
AMR ambulance transports	732,761	479,569	243,700	723,269
AMR weighted transports	748,060	490,918	249,421	740,339

[1]	Pro forma combined one-month Predecessor with two-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Reconciliation of Segment EBITDA to Income from Operations

(in thousands)

	Consolidated three months ended March 31, 2006	Consolidated two months ended March 31, 2005	Predecessor combined one month ended January 31, 2005[1]	Pro forma three months ended March 31, 2005[2]
AMR
EBITDA	$23,159	$19,806	$1,074	$20,880
Depreciation and amortization expense	(12,610)	(7,404)	(3,418)	(10,822)

Income (loss) from operations	10,549	12,402	(2,344)	10,058

EmCare
EBITDA	15,718	6,137	(6,156)	(19)
Depreciation and amortization expense	(3,234)	(1,492)	(476)	(1,968)

Income (loss) from operations	12,484	4,645	(6,632)	(1,987)

Total
EBITDA	38,877	25,943	(5,082)	20,861
Depreciation and amortization expense	(15,844)	(8,896)	(3,894)	(12,790)

Income (loss) from operations	$23,033	$17,047	$(8,976)	$8,071

[1]	Loss from operations includes Laidlaw compensation charges of $5.8 million at AMR and $8.6 million at EmCare in connection with the acquisition from Laidlaw.
[2]	Pro forma combined one-month Predecessor with two-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Balance Sheets

(in thousands)

	Unaudited Consolidated March 31, 2006	Consolidated December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$38,841	$18,048
Trade and other accounts receivable, net	391,206	411,184
Other current assets	102,724	86,064

Total current assets	532,771	515,296

Non-current assets:
Property, plant and equipment, net	139,781	138,037
Goodwill and other intangible assets, net	326,171	329,351
Other long-term assets	279,428	284,344

Total assets	$1,278,151	$1,267,028

Liabilities and Equity
Current liabilities	$280,475	$277,435
Long-term debt	494,880	495,520
Other long-term liabilities	150,821	149,089

Total liabilities	926,176	922,044
Total equity	351,975	344,984

Total liabilities and equity	$1,278,151	$1,267,028

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Consolidated three months ended March 31, 2006	Consolidated two months ended March 31, 2005	Predecessor combined one month ended January 31, 2005	Pro forma three months ended March 31, 2005[1]
Cash Flows from Operating Activities
Net income (loss)	$7,261	$4,535	$(6,076)	$(1,541)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, deferred taxes and other	20,869	9,685	(209)	9,476
Non-cash Laidlaw allocated compensation expense	—	—	14,440	14,440
Changes in operating assets/liabilities:
Trade and other accounts receivable	19,978	16,177	(20,771)	(4,594)
Insurance accruals	7,459	4,459	1,772	6,231
Other assets and liabilities	(18,791)	11,869	6,164	18,033

Net cash provided by (used in) operating activities	36,776	46,725	(4,680)	42,045

Cash Flows from Investing Activities
EMS LP purchase of AMR and EmCare	—	(828,775)	—	(828,775)
Purchase of property, plant and equipment, net	(12,900)	(10,238)	(3,890)	(14,128)
Insurance collateral	(5,632)	(6,771)	12,534	5,763
Other investing activities	(757)	(1,351)	(1,828)	(3,179)

Net cash (used in) provided by investing activities	(19,289)	(847,135)	6,816	(840,319)

Cash Flows from Financing Activities
EMS LP purchase of AMR and EmCare	—	820,687	—	820,687
Other financing activities	3,306	(10,565)	8,632	(1,933)

Net cash provided by financing activities	3,306	810,122	8,632	818,754

Change in cash and cash equivalents	20,793	9,712	10,768	20,480
Cash and cash equivalents, beginning of period	18,048	14,631	3,863	3,863

Cash and cash equivalents, end of period	$38,841	$24,343	$14,631	$24,343

[1]	Pro forma combined one-month Predecessor with two-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Supplemental Information

Unaudited Pro Forma Quarterly Statements of Operations and Other Information

(in thousands, except other information)

	Pro forma three months ended March 31, 2005[1]	Consolidated			Pro forma twelve months ended December 31, 2005[2]
		three months ended June 30, 2005	three months ended September 30, 2005	three months ended December 31, 2005
Net revenue	$429,458	$445,019	$456,245	$467,832	$1,798,554

Compensation and benefits	298,881	307,613	319,292	323,460	1,249,246
Operating expenses	57,639	63,374	66,156	64,387	251,556
Insurance expense	24,675	22,427	21,048	22,418	90,568
Selling, general and administrative expenses	12,962	13,915	15,654	16,014	58,545
Laidlaw compensation charges	14,440	—	—	—	14,440
Depreciation and amortization expense	12,790	15,072	14,843	15,332	58,037
Restructuring charges	—	—	—	1,781	1,781

Income from operations	8,071	22,618	19,252	24,440	74,381
Interest expense	(10,993)	(11,759)	(12,824)	(13,406)	(48,982)
Realized (loss) gain on investments	(26)	33	(34)	(124)	(151)
Interest and other income	9	85	91	851	1,036
Loss on early debt extinguishment	—	—	—	(2,040)	(2,040)

Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	(2,939)	10,977	6,485	9,721	24,244
Income tax (expense) benefit	1,398	(4,516)	(3,479)	(3,715)	(10,312)

Income (loss) before equity in earnings of unconsolidated subsidiary	(1,541)	6,461	3,006	6,006	13,932
Equity in earnings of unconsolidated subsidiary	—	—	—	59	59

Net income (loss)	$(1,541)	$6,461	$3,006	$6,065	$13,991

Other Information
EmCare patient visits	1,439,322	1,541,868	1,543,156	1,520,109	6,044,455
AMR ambulance transports	723,269	722,752	720,727	721,638	2,888,385
AMR weighted transports	740,339	739,519	735,441	735,463	2,950,763

[1]	Pro forma combined one-month Predecessor with two-month Successor.
[2]	Pro forma combined one-month Predecessor with eleven-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Supplemental Information

Unaudited Pro Forma Quarterly Statements of Cash Flows

(in thousands)

	Pro forma three months ended March 31, 2005[1]	Consolidated			Pro forma twelve months ended December 31, 2005[2]
		three months ended June 30, 2005	three months ended September 30, 2005	three months ended December 31, 2005
Cash Flows from Operating Activities
Net income (loss)	$(1,541)	$6,461	$3,006	$6,065	$13,991
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,332	15,491	15,517	15,763	60,103
Gain on disposal of property, plant and equipment	(299)	(126)	(80)	(73)	(578)
Stock compensation expense	300	—	1,095	1,385	2,780
Debt extinguishment costs	—	—	—	2,040	2,040
Equity in earnings of unconsolidated subsidiary	—	—	—	(59)	(59)
Non-cash Laidlaw compensation charges	14,440	—	—	—	14,440
Loss on restricted investments	—	—	—	164	164
Deferred income taxes	(3,857)	(659)	2,918	11,808	10,210
Changes in operating assets/liabilities:
Trade and other accounts receivable	(4,594)	7,099	(18,475)	(41,418)	(57,388)
Other current assets	(8,633)	2,463	2,376	4,550	756
Accounts payable and accrued liabilities	26,666	9,589	(5,269)	5,347	36,333
Insurance accruals	6,231	3,767	8,777	3,716	22,491

Net cash provided by operating activities	42,045	44,085	9,865	9,288	105,283

Cash Flows from Investing Activities
EMS LP purchase of AMR and EmCare	(828,775)	—	—	—	(828,775)
Purchase of property, plant and equipment	(14,430)	(9,516)	(14,915)	(13,986)	(52,847)
Proceeds from sale of property, plant and equipment	302	178	109	143	732
Insurance collateral	5,763	(15,663)	(23,580)	6,073	(27,407)
Other investing activities	(3,179)	4,480	(3,593)	7,776	5,484

Net cash (used in) provided by investing activities	(840,319)	(20,521)	(41,979)	6	(902,813)

Cash Flows from Financing Activities
Borrowings under senior secured credit facility	350,000	—	—	—	350,000
Proceeds from issuance of senior subordinated notes	250,000	—	—	—	250,000
Borrowings under revolving credit facility	20,200	—	5,000	—	25,200
EMS LP issuance of partnership equity	220,605	250	1,800	—	222,655
Debt issue costs	(18,391)	—	(5)	66	(18,330)
EMS LP partnership equity issuance costs	(1,727)	1	—	(193)	(1,919)
EMSC issuance of class A common stock	—	—	—	113,400	113,400
EMSC equity issuance costs	—	—	—	(9,329)	(9,329)
Repayments of capital lease obligations and other debt	(8,466)	(17,160)	(2,317)	(106,423)	(134,366)
(Decrease) increase in bank overdrafts	(787)	638	3,088	2,754	5,693
Advances from Laidlaw	8,656	—	—	—	8,656
(Decrease) Increase in other non-current liabilities	(1,336)	(271)	3,296	(1,634)	55

Net cash provided by (used in) financing activities	818,754	(16,542)	10,862	(1,359)	811,715

Change in cash and cash equivalents	20,480	7,022	(21,252)	7,935	14,185
Cash and cash equivalents, beginning of period	3,863	24,343	31,365	10,113	3,863

Cash and cash equivalents, end of period	$24,343	$31,365	$10,113	$18,048	$18,048

Certain prior period items have been reclassified to conform to current period presentation, including periodic reclassifications of insurance collateral between net operating and investing cash flows for the periods prior to and including September 30, 2005.

[1]	Pro forma combined one-month Predecessor with two-month Successor.
[2]	Pro forma combined one-month Predecessor with eleven-month Successor.

END